Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-191855 and No. 333-258144 on Form S-8 and No. 333-164690 on Form S-3 of Hanmi Financial Corporation of our report dated February 28, 2023, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Los Angeles, California

February 28, 2023